EXHIBIT 10.2

AMENDMENT NO. 1 TO THE
GENENTECH, INC. TAX REDUCTION INVESTMENT PLAN
(January 1, 2006 Restatement)

GENENTECH, INC. (the “Company”), having established the Genentech, Inc. Tax Reduction Investment Plan (the “Plan”) effective as of January 1, 1985 and amended and restated the Plan in its entirety effective (most recently) as of January 1, 2006 (and the other dates specified therein), hereby amends the restated Plan as follows, effective as of October 1, 2006, except as otherwise provided below:

1.    Section 1.20 is amended in its entirety, to read as follows:

“1.20 Entry Date. “Entry Date” shall mean each calendar day in each Plan Year.”

2.    Section 2.3.1 is amended in its entirety, to read as follows:

“2.3.1 Active Participation. An Employee who has become a Participant under Section 2.1 may elect to become an Active Participant as of any Entry Date following the Employee’s receipt of his or her first pay check from the Employer, provided that he or she is then an Eligible Employee, and provided further, that he or she enrolls in the Plan and elects to make Salary Deferrals and/or Catch-Up Contributions, in such manner as the Committee (in its discretion) shall specify, in accordance with Section 3. Such Employee’s status as an Active Participant shall be effective as soon as administratively feasible following his or her enrollment.”

3.    Section 2.8 is amended in its entirety, to read as follows:

“2.8 Acquisitions. If determined by the Committee (in its discretion), an Acquired Employee may elect to become an Active Participant sooner than the date specified in Section 2.3.1. As determined in the discretion of the Committee, such date shall be as soon as administratively feasible on or after the later of (a) the date on which the Acquired Employee becomes an Eligible Employee, or (b) such other date as may be specified by the Committee (which shall in no event be later than the Entry Date following the Acquired Employee’s receipt of his or her first pay check from the Employer). For purposes of this Section 2.8, an “Acquired Employee” is an Eligible Employee who becomes an Employee by reason of the acquisition by the Company or its Affiliate of the assets and liabilities of, or the voting stock of, another corporation or other business entity, or another type of business transaction effected by the Company or its Affiliate.”

4.    Paragraph (a) of Section 3.2, Catch-Up Contributions, shall be amended in its entirety, to read as follows:

“(a)      Eligible Participants. All Employees who are Participants eligible to make Salary Deferrals under this Plan and who have attained age fifty (50) before the close of the Plan Year shall be eligible to make “catch-up contributions” for the Plan Year in accordance with, and subject to the limitations of, Section 414(v) of the Code. An Active Participant who meets the foregoing requirements may elect to defer a portion of each payment of Compensation that would otherwise be made to him or her, after the election becomes and while it remains effective, equal to any whole percentage from 1% to 75% (inclusive) of such payment.”

5.    Section 3.3.1 is hereby amended in its entirety, to read as follows:

“3.3.1 Amounts. Notwithstanding anything in Section 3.1.1 or 3.2 to the contrary, no Active Participant may elect to defer an amount of his or her Compensation for any pay period as Salary Deferrals and Catch-Up Contributions that, when combined, exceeds 75% of each payment of Compensation. The amount of Salary Deferrals or Catch-Up Contributions that may be made by each Active Participant for each payroll period shall be the amount in dollars and cents that is nearest to the amount of Compensation subject to the deferral election multiplied by the percentage elected by the Participant pursuant to Section 3.1.1 or 3.2, as applicable.”

6.    Section 4.1.1 is hereby amended in its entirety, to read as follows:

“4.1.1 Basic Matching Contributions. Effective as of October 1, 2006, the Employer will make Matching Contributions for each eligible Active Participant on a payroll by payroll basis equal to 100% of the eligible Active Participant’s Salary Deferrals for the pay period, but not to exceed 5% of the eligible Active Participant’s Compensation per pay check for the pay period against which Salary Deferrals are made.”

7.    Section 4.1.2 is hereby amended in its entirety, to read as follows:

“4.1.2 True-Up Matching Contributions.
(a)      True-Up for Quarter Ending September 30, 2006. In addition to the Matching Contributions set forth in Section 4.1.1, the Employer will make additional Matching Contributions for the 2006 Plan Year, to be allocated as of September 29, 2006 (the Valuation Date immediately preceding the last day of the calendar quarter ending September 30, 2006) to eligible Active Participants as an adjustment to take into account any changes in Compensation or Participant Salary Deferral elections which may have occurred during the period from January 1, 2006 through September 29, 2006. The amount of the additional Matching Contributions for each eligible Active Participant shall be equal to the difference, if any, between (i) the Matching Contributions allocated to the eligible Active Participant pursuant to Section 4.1.1 for the period from January 1, 2006 through September 29, 2006, and (ii) a Matching Contribution equal to 100% of the eligible Active Participant’s Salary Deferrals but not to exceed 5% of the eligible Active Participant’s Compensation for the period from January 1, 2006 through September 29, 2006. Notwithstanding the foregoing, the only Compensation that shall be taken into account for purposes of this additional Matching Contribution shall be Compensation paid (or payable if deferred under Section 3) to the eligible Active Participant for payroll periods for which he or she made Salary Deferrals or after which the Active Participant’s Section 401(k) Ceiling took effect. In order to be eligible for this additional Matching Contribution, a Participant must be an Eligible Employee on September 29, 2006, or his or her employment with the Employer must have been terminated during the period from January 1, 2006 through September 29, 2006 due to Disability or death.

(b)      2006 Year-End True-Up. In addition to the Matching Contributions set forth in Sections 4.1.1 and 4.1.2(a), the Employers will make additional Matching Contributions for the 2006 Plan Year, to be allocated as of December 29, 2006 (the last Valuation Date in the 2006 Plan Year) to eligible Active Participants as an adjustment to take into account any changes in Compensation or Participant Salary Deferral elections which may have occurred during the period from October 1, 2006 through December 29, 2006. The amount of the additional Matching Contributions for each eligible Active Participant shall be equal to the difference, if any, between (i) the Matching Contributions allocated to the eligible Active Participant pursuant to Sections 4.1.1 and 4.1.2(a) for the Plan Year, and (ii) a Matching Contribution equal to 100% of the eligible Active Participant’s Salary Deferrals for the Plan Year but not to exceed 5% of the eligible Active Participant’s Compensation for the Plan Year. Notwithstanding the foregoing, the only

Compensation that shall be taken into account for purposes of this additional Matching Contribution shall be Compensation paid (or payable if deferred under Section 3) to the eligible Active Participant for payroll periods for which he or she made Salary Deferrals or after which the Active Participant’s Section 401(k) Ceiling took effect. In order to be eligible for this additional Matching Contribution, a Participant must be an Eligible Employee on December 29, 2006, or his or her employment with the Employer must have been terminated during the Plan Year due to Disability or death.

(c)      True-Up for Plan Years Beginning January 1, 2007 and After. In addition to the Matching Contributions set forth in Section 4.1.1, the Employers will make additional Matching Contributions for the Plan Year, to be allocated as of the last Valuation Date of the Plan Year to eligible Active Participants as an adjustment to take into account any changes in Compensation or Participant Salary Deferral elections which may have occurred during the Plan Year. The amount of the additional Matching Contributions for each eligible Active Participant shall be equal to the difference, if any, between (i) the Matching Contributions allocated to the eligible Active Participant pursuant to Section 4.1.1 for the Plan Year, and (ii) a Matching Contribution equal to 100% of the eligible Active Participant’s Salary Deferrals for the Plan Year but not to exceed 5% of the eligible Active Participant’s Compensation for the Plan Year. Notwithstanding the foregoing, the only Compensation that shall be taken into account for purposes of this additional Matching Contribution shall be Compensation paid (or payable if deferred under Section 3) to the eligible Active Participant for payroll periods for which he or she made Salary Deferrals or after which the Active Participant’s Section 401(k) Ceiling took effect. In order to be eligible for this additional Employer Matching Contribution, a Participant must be an Eligible Employee on the last Valuation Date of the Plan Year, or his or her employment with the Employer must have been terminated during the Plan Year due to Disability or death.”

8.    The following Section 6.8 is added to the Plan:

“6.8 Forfeitures. Any amounts attributable to forfeitures transferred pursuant to the merger of another tax-qualified plan with this Plan, and any other amounts to be treated as forfeitures under the Plan, shall be applied, at the Committee’s election and in its discretion, to: (a) reduce the Employer’s obligation to make Matching Contributions; (b) reduce the Employer’s obligation to make Nonelective Contributions; (c) fund any other Employer contributions (e.g., Qualified Nonelective Contributions) determined by the Committee to be necessary or appropriate; and/or (d) pay administrative expenses under the Plan in accordance with Section 9.9.”

9.    The following paragraph (e) is added to Section 7.4.5, effective as of January 1, 2007:

“(e) Subject to the other requirements of this Section 7.4.5 and the Plan, beginning January 1, 2007, a distribution in the form of an Eligible Rollover Distribution to a Beneficiary who is not the surviving spouse of the Participant may be directly rolled over to an IRA in the name of the Beneficiary.”

10.    Section 8.2.3 is hereby amended in its entirety, to read as follows:

“8.2.3 Mandatory Suspension and Contribution Limitations. If determined by the Committee to be necessary or appropriate in order to preserve the tax-qualification of the Plan, no withdrawal shall be made under this Section 8.2 unless the Participant irrevocably agrees, evidenced in such manner as the Committee (in its discretion) may specify, in his or her hardship withdrawal application that the Participant shall not make contributions to, compensation deferrals under or payments in connection with the exercise of any rights granted under this Plan or any other qualified plan or any nonqualified stock option, stock purchase, deferred compensation or similar plan (but not any health or welfare plan) maintained by any Employer or Affiliate for a period of six (6) months following receipt of the withdrawal. The Participant may elect to resume his or her active participation in the Plan as of any Entry Date following the end of the suspension period described above, provided that he or she elects to become an Active Participant in accordance with Section 2.3.1.”

11.    The following Section 8.6 is added to the Plan:

“8.6 Qualified Reservist Distribution. Notwithstanding anything in the Plan to the contrary, a Participant who is a reservist or national guardsman (as defined in 37 U.S. Code 101(24)) and who is ordered or called to active duty after September 11, 2001 and before December 31, 2007 for a period in excess of one hundred seventy-nine (179) days or for an indefinite period, may request a withdrawal from his or her Salary Deferral Account.”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this Amendment No. 1 to the restated Plan, on the date(s) indicated below.

GENENTECH, INC.
By:	/s/ DAVID A. EBERSMAN
Title:	Executive Vice President and Chief Financial Officer
Date:	December 4, 2006

And by:	/s/ WILLIAM ANDERSON
Title:	Vice President, Sales and Marketing
Date:	December 4, 2006